As filed with the Securities and Exchange Commission on January 29, 1997
                                          Registration No. 333-__________

___________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                       __________________________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                       __________________________________

                     BRITTON & KOONTZ CAPITAL CORPORATION
            (Exact name of registrant as specified in its charter)

            Mississippi                               64-0665423
          (State or other                          (I.R.S. Employer
   jurisdiction of incorporation                Identification Number)
         or organization)

                                500 Main Street
                          Natchez, Mississippi 39120
                        (Address, including Zip Code of
                   Registrant's Principal Executive Offices)

                       __________________________________

                      BRITTON & KOONTZ CAPITAL CORPORATION
                           LONG-TERM INCENTIVE PLAN
                           (Full title of the plan)

        W. PAGE OGDEN                                Copy to:
          President                          ANDREW L. SCHWARCZ, ESQ.
  and Chief Executive Officer                  Phelps Dunbar, L.L.P.
Britton & Koontz Capital Corporation      400 Poydras Street, 30th Floor
        500 Main Street                  New Orleans, Louisiana 70130-3245
  Natchez, Mississippi 39120                      (504) 584-9361
        (601) 445-5576
(Name, address and telephone number,
including area code, of agent for service)

                       __________________________________

                         CALCULATION OF REGISTRATION FEE

                                          Proposed    Proposed
Title of securities     Amount            maximum     maximum
to be registered        To be             offering    aggregate     Amount of
                        registered        price per   offering      registration
                                          share (1)   price         fee

Common Stock, $10.00    40,000 shares     $59.50      $2,380,000        $725.00
par value


(1) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended
(the "Securities Act"), as permitted by Rule 457(h)(1) of the Securities Act, based upon the average of the bid and asked price for the Company's shares of common stock as of January 28, 1997.

                              PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

  The following documents, which have been filed by Britton & Koontz Capital Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by this reference:

  (1) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1995, filed with the Commission pursuant to Section 13(a) of the Exchange Act, including the report of May & Company dated January 25, 1996, contained therein;

  (2) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, filed with the Commission pursuant to Section 13(a) of the Exchange Act; and

  (3) The description of the Company's common stock, $10.00 par value (the "Common Stock"), set forth in the Company's Registration Statement on Form 8-A filed with the Commission on October 13, 1993 pursuant to Section 12(g) of the Exchange Act.

  In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed by this reference to be incorporated in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.Description of Securities.

  The shares of the Company's Common Stock registered hereby are included in a class of securities registered under Section 12 of the Exchange Act.

Item 5.Interest of Named Experts and Counsel.

  Not applicable.

Item 6.Indemnification of Directors and Officers.

  The corporation laws of Mississippi and the Company's Articles of Incorporation and By-laws provide for (i) indemnification of the Company's officers and directors in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) limitation of liability of a director to the Company or its shareholders for monetary damages, unless the director failed to meet specified standards of conduct.

  The Company also maintains officers' and directors' liability insurance, which insures against liabilities that the officers and directors of the Company may incur in such capacities.


Item 7.Exemption from Registration Claimed.

  Not applicable.


Item 8.Exhibits.

Exhibit No.                     Description

  4.1 Articles of Incorporation of the Company, as amended to date.

  4.2 The By-Laws of the Company, as amended to date (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8A filed with the Commission on October 13,
                 1993).

  4.3 The Shareholder Rights Agreement, authorized by the Company's shareholders on May 16, 1996 and adopted on behalf of the Company and Britton & Koontz First National Bank on July 16, 1996.

  4.4            Britton & Koontz Capital Corporation Long-
                 Term Incentive Plan, including Amendment
                 Number One.

  5              Opinion of Phelps Dunbar, L.L.P.,
                 regarding the legality of the Company
                 Common Stock being registered hereby.


  23.1           Consent of Phelps Dunbar, L.L.P. (included in
                 Exhibit 5)

  23.2           Consent of May & Company

  24 Power of Attorney (included on signature page of this Registration Statement)

Item 9.Undertakings.

  The Company hereby undertakes:

  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To, by means of a post-effective amendment, remove from registration any of the securities being registered which remain unsold at the end of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natchez, State of Mississippi on this 29th day of January, 1997.


                      BRITTON & KOONTZ CAPITAL CORPORATION



                              By:  /s/ W. Page Ogden
                                   W. Page Ogden, President


                           POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints W. Page Ogden and Bazile R. Lanneau, Jr., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                           Date

/s/ W. Page Ogden               President,                      January 29, 1997
W. Page Ogden                   Chief Executive
                                Officer and Director
                                (Principal Executive
                                Officer)

/s/ W. W. Allen, Jr.            Director                        January 29, 1997
W. W. Allen, Jr.



/s/ Craig A. Bradford, DMD      Director                        January 29, 1997
Craig A. Bradford, DMD



/s/ James J. Cole               Director                        January 29, 1997
James J. Cole



/s/ Wilton R. Dale              Director                        January 29, 1997
Wilton R. Dale



/s/ William J. Feltus, III      Chairman and                    January 29, 1997
William J. Feltus, III          Director



/s/ A. J. Ferguson              Director                        January 29, 1997
A. J. Ferguson



/s/ Charles W. Herold, Jr.      Director                        January 29, 1997
Charles W. Herold, Jr.



/s/ Hayden Kaiser, Jr.          Vice Chairman                   January 29, 1997
Hayden Kaiser, Jr.              and Director



/s/ Donald E. Killelea, M.D.    Director                        January 29, 1997
Donald E. Killelea, M.D.



/s/ Bazile R. Lanneau, Sr.      Director                        January 29, 1997
Bazile R. Lanneau, Sr.





/s/ Bazile R. Lanneau, Jr.      Vice President, Chief           January 29, 1997
Bazile R. Lanneau, Jr.          Financial Officer,
                                Treasurer, Assistant
                                Secretary and Director
                                (Principal Financial Officer)
                                (Principal Accounting Officer)



/s/ Albert W. Metcalfe          Secretary and                   January 29, 1997
Albert W. Metcalfe              Director



/s/ Bethany L. Overton          Director                        January 29, 1997
Bethany L. Overton



/s/ Robert R. Punches           Director                        January 29, 1997
Robert R. Punches